UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 11, 2010

ENVIRONMENTAL POWER CORPORATION

(Exact name of Company as specified in its charter)

Delaware	001-32393	75-3117389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

120 White Plains Road, 6th Floor, Tarrytown, New York 10591

(Address of principal executive offices, including zip code)

(914) 631-1435

(Company’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS

Notice of Event of Default on Convertible Notes

Environmental Power Corporation (the “Company”) is party to that certain First Supplemental Trust Indenture, dated as of March 1, 2009 (the “First Supplemental Indenture”), between the Company and Wells Fargo Bank, National Association, as Trustee (the “Note Trustee”) relating to the Company’s 14% Convertible Notes due January 1, 2014 (the “Convertible Notes”). As previously disclosed in its Current Report on Form 8-K dated December 14, 2009, as filed with the Securities and Exchange Commission on January 8, 2010, the Company failed to make the semi-annual interest payment in the amount of $560,000 due on the $8,000,000 principal amount of Convertible Notes currently outstanding, which interest payment was due on January 4, 2010. The failure to make this interest payment become an event of default under the First Supplemental Indenture and the Indenture, dated as of March 1, 2009, between the Company and the Note Trustee to which the First Supplemental Indenture relates (the “Indenture”), insofar as such failure was not cured by February 3, 2010 (30 days from the date on which the interest payment became due and payable). The Note Trustee delivered a notice, dated February 3, 2010, of this event of default to the Company and the holders of the Convertible Notes, which notice the Company received on February 11, 2010.

The Note Trustee or the holders of not less than 25% in aggregate principal amount of the Convertible Notes outstanding may now declare the principal of and premium, if any, and all accrued interest on the Convertible Notes immediately due and payable, but neither has done so at this time. Under the Indenture and the First Supplemental Indenture, holders of at least 50% in aggregate principal amount of the Convertible Notes outstanding are authorized to direct the time, place and method of conducting collection proceedings, subject to refusal by the Note Trustee to follow any direction that conflicts with law, the Indenture or the First Supplemental Indenture, is unduly prejudicial to the rights of other holders of the Convertible Notes or would involve the Note Trustee in personal liability. The Indenture also permits the Note Trustee to require adequate indemnity against any loss, liability, expense or fee that might be incurred by it in complying with any such direction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIRONMENTAL POWER CORPORATION

By:	/s/ Michael E. Thomas
Michael E. Thomas
Senior Vice President, Chief Financial Officer and Treasurer

Dated: February 26, 2010

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